CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-208736 and 333-218554) and the Registration Statement on Form S-3 (No. 333-213035) of Overseas Shipholding Group, Inc. of our report dated March 9, 2017 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP

New York, NY
March 9, 2018